Exhibit 99.1

FOR IMMEDIATE RELEASE Contacts:	VGF STRENGTH. PERFORMANCE. INNOVATION.
Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces First Quarter 2009 Financial Results

FREMONT, Calif., Apr. 29, 2009 — AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the first quarter ended March 31, 2009.

First Quarter 2009 Results

Revenue for the first quarter of 2009 was $7.7 million, compared with $15.6 million in the fourth quarter of 2008, and $19.6 million in the first quarter of 2008. Total gallium arsenide (GaAs) substrate revenue was $5.0 million for the first quarter of 2009, compared with $9.1 million in the fourth quarter of 2008, and $13.7 million in the first quarter of 2008. The decline in GaAs substrate revenue in the first quarter of 2009 was primarily due to the weaker demand environment and inventory overhang, affecting sales of all diameters, particularly 4-inch and 6-inch GaAs substrates.

Indium phosphide (InP) substrate revenue was $490,000 for the first quarter of 2009, compared with $473,000 in the fourth quarter of 2008, and $477,000 in the first quarter of 2008. Germanium (Ge) substrate revenue was $622,000 compared with $684,000 in the fourth quarter of 2008 and $1.4 million in the first quarter of 2008. Raw materials sales were $1.5 million for the first quarter of 2009, compared with $5.3 million in the fourth quarter of 2008 and $4.0 million in the first quarter of 2008. This decline is due to a weaker demand environment causing our customers to continue to utilize their excess inventory.

Gross margin was negative 3.1 percent of revenue for the first quarter of 2009. This included a benefit from the sale of approximately $414,000 of fully reserved wafers, which positively affected the quarterly gross margin by 5.4 percentage points. By comparison, gross margin in the fourth quarter of 2008 was 4.8 percent. This included a benefit from the sales of approximately $703,000 of fully reserved wafers, which positively affected fourth quarter gross margin by 4.5 percentage points. Gross margin in the first quarter of 2008 was 31.7 percent, which included a benefit from the sale of approximately $620,000 of fully reserved wafers, which positively affected the quarterly gross margin by 3.2 percentage points.

The negative 3.1 percent gross margin in the first quarter of 2009 was primarily due to the low absorption rates as a result of reduced sales from the prior quarter and lower production volume given the continued weakness at our major customers. In addition, our gallium joint venture in China continued to source finished products from another independent third party supplier in order to meet customer supply obligations, which also contributed to our low gross margin.

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

Operating expenses were $5.0 million in the first quarter of 2009, compared with $4.1 million in the fourth quarter of 2008, and $4.3 million in the first quarter of 2008. The $5.0 million operating expenses included an approximately $629,000 severance and stock compensation accrual for the Company’s former chief executive officer, a $507,000 restructuring charge as a result of its reduction in force, and approximately $350,000 in additional legal and professional fees as a result of matters relating to the change in management in March 2009.

Loss from operations for the first quarter of 2009 was $5.2 million compared with loss from operations of $3.4 million in the fourth quarter of 2008, and income from operations of $1.9 million in the first quarter of 2008.

Net interest and other loss for the first quarter of 2009 was $302,000, which included an unrealized foreign exchange loss of $409,000, compared with net interest and other income of $656,000 in the fourth quarter of 2008, which included an unrealized foreign exchange gain of $505,000, and net interest and other income of $552,000 in the first quarter of 2008.

Net loss in the first quarter of 2009 was $5.5 million or a loss of $0.18 per diluted share, compared with net loss of $2.4 million or a loss of $0.08 per diluted share in the fourth quarter of 2008, and net income of $2.0 million, or $0.06 per diluted share in the first quarter of 2008.

Management Qualitative Comments

“The first quarter continued to be a difficult quarter for our industry,” said Wilson Cheung, chief financial officer.  “Our customers continued to utilize their excess inventory and made very good progress in the quarter, but not as quickly as we had hoped.  During the first quarter, we continued to experience push-outs of orders of our highest value products, particularly 6-inch semi-insulating substrates and 4-inch semi-conducting substrates, into the balance of the year as our customers continue to use excess inventory in a weakened demand environment.  Our key areas of focus continue to be research and development of advanced products and technologies, customer support, quality control, new customer qualifications and expense management.  We believe that a strong focus in these strategic areas will allow us to emerge in a competitively solid position when the market improves.”

Outlook for Second Quarter, Ending June 30, 2009

AXT estimates revenue for the second quarter will increase to between $10.0 million and $11.0 million. The Company estimates that net loss per share will be between $0.06 and $0.09, which takes into account our weighted average share count of approximately 30.5 million shares.

Conference Call

The Company will also host a conference call to discuss these results on April 29, 2009 at 1:30 p.m. PST. The conference call can be accessed at (719) 325-4821 (conference ID 4906752). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (719) 457-0820 until May 6, 2009. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the Company’s Investor Relations Department at (510) 683-5900.

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About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China. In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California. The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates, particularly in optoelectronics applications. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding our outlook for the second quarter of 2009, increase in orders in succeeding quarters, utilization of excess inventory and the improvement of our competitive position as the market improves. These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to overall conditions in the markets in which the company competes; global financial conditions and uncertainties, market acceptance and demand for the company’s products; the impact of delays by our customers on the timing of sales of products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission. Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

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AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008

Revenue	$7,654	$19,634
Cost of revenue	7,891	13,413
Gross profit (loss)	(237)	6,221

Operating expenses:
Selling, general and administrative	4,006	3,667
Research and development	460	504
Impairment on assets held for sale	—	83
Restructuring charge	507	—
Total operating expenses	4,973	4,254
Income (loss) from operations	(5,210)	1,967
Interest income, net	44	124
Other income (loss), net	(422)	927

Income (loss) before provision (benefit) for income taxes	(5,588)	3,018
Provision (benefit) for income taxes	4	560
Net income (loss)	(5,592)	2,458

Less: Net income (loss) attributable to noncontrolling interest	76	(499)
Net income (loss) attributable to AXT, Inc.	$(5,516)	$1,959

Net income (loss) attributable to AXT, Inc. per common share:
Basic	$(0.18)	$0.06
Diluted	$(0.18)	$0.06

Weighted average number of common shares outstanding:
Basic	30,434	30,367
Diluted	30,434	31,585

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AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	March 31, 2009	December 31, 2008
Assets:
Current assets
Cash and cash equivalents	$11,507	$13,566
Short-term investments	17,960	17,756
Accounts receivable, net	8,390	11,497
Inventories, net	33,497	35,082
Prepaid expenses and other current assets	2,298	3,131
Total current assets	73,652	81,032

Property, plant and equipment, net	21,511	22,184
Restricted deposits	3,000	3,013
Other assets	5,375	5,433

Total assets	$103,538	$111,662

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$4,202	$6,657
Accrued liabilities	3,974	4,453
Accrued restructuring	442	—
Line of credit	3,000	3,013
Current portion of long-term debt	74	73
Total current liabilities	11,692	14,196

Long-term debt, net of current portion	478	496
Other long-term liabilities	64	94
Total liabilities	12,234	14,786

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	187,242	186,784
Accumulated deficit	(104,748)	(99,232)
Other comprehensive income	2,770	2,580
Total AXT, Inc. stockholders’ equity	88,796	93,664

Noncontrolling interest	2,508	3,212
Total stockholders’ equity	91,304	96,876

Total liabilities and stockholders’ equity	$103,538	$111,662